                              OppenheimerFunds, Inc.
                            Two World Financial Center
                          225 Liberty Street, 11th Floor
                           New York, New York 10281-1008

June 1, 2007

The Board of Trustees
Oppenheimer SMA International Bond Fund
6803 S. Tucson Way
Centennial, CO 80112-3924

To the Board of Trustees:

     OppenheimerFunds,  Inc.  ("OFI") hereby offers to purchase 10,000 shares of beneficial interest of the Oppenheimer SMA International Bond Fund (the "Fund"),
at a net  asset  value  per share of $10.00  for such  class,  for an  aggregate purchase price of $100,000.

     In connection with such purchase, OFI represents that such purchase is made for  investment  purposes by OFI without any present  intention  of redeeming or selling such shares.

                                           Very truly yours,

                                           OppenheimerFunds, Inc.

                                           By:      /s/ Robert G. Zack
                                                    __________________
                                                    Robert G. Zack
                                                    Executive Vice President
                                                    and General Counsel